AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

February 2, 2007

The American Stock Exchange LLC (the “Amex” or “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

  ELINEAR, INC.

Common Stock, Par Value $.02

Commission File Number – 001-32133

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when the financial condition and/or operating results of the issuer appear to be unsatisfactory; or when any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Sections 134 and 1101 of the Amex Company Guide (the “Company Guide”) which requires an issuer to comply with the applicable Securities and Exchange Commission (the “SEC”) requirements with respect to the filing of reports and other documents.

(b)

Section 1003(a)(i) of the Company Guide which requires a company to maintain at least $2 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years;

(c)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years;

(d)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired; and

(e)

Section 1003(c)(i) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that has ceased to be an operating company or has discontinued a substantial portion of its operations or business.

2.

eLinear, Inc. (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net losses as follows:

Fiscal years ended

 December 31,

Net Loss

2005

($7,580,000)

2004

($3,847,000)

2003

($1,022,000)

2002

($93,000)

Three months ended

Net Loss

March 31, 2006

($1,108,000)

(b)

At March 31, 2006, the Company reported a shareholders’ deficit of $3,252,000 and a working capital deficit of $3,815,000.

(c)

The Company failed to file its Form 10-QSB for the quarter ended June 30, 2006 with the Commission.  The Company subsequently failed to file its Form 10-QSB for the period ended September 30, 2006 with the Commission.

(d)

In its Forms 8-K filed with the Commission on August 15, 2006 and August 22, 2006 the Company stated that it had received notices from the holders of its notes that it was in default of certain notes and related loan agreements and did not have the resources to pay the debt demanded in the notices.

(e)

On September 8, 2006 the Company issued a press release announcing that it had closed its offices in Houston, Dallas and Fort Worth, Texas and reduced its workforce to three employees which were retained to assist the company in winding down its operations.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

By letter dated July 31, 2006, the Company was advised of its status in relation to the standards. Specifically, the Company was not in compliance with Section 1003(a)(i) and Section 1003(a)(ii) of the Company Guide. The Exchange’s letter also advised the Company that it would need to submit a plan to regain compliance with the Exchange’s continued listing standards by August 31, 2006 (the “Plan”).

(b)

By letter dated August 30, 2006, the Company was advised that it was not in compliance with additional continued listing standards. Specifically, the Company was not in compliance with Sections 134 and 1101 of the Company Guide and Section 1003(a)(iv) of the Company Guide. The Exchange’s letter also advised the Company that it would need to supplement its Plan of compliance by September 13, 2006 to address the additional violations of the Amex Company Guide.

(c)

The Company did not submit a Plan by August 31, 2006 and on September 8, 2006 announced that it had closed its offices and ceased operations.  Therefore, Staff determined that the Company’s Common Stock did not qualify for continued listing. This determination, along with the Company’s right to appeal, was communicated to the Company by letter dated September 8, 2006.  The Company was also notified that, in accordance with Sections 1203 and 1009(d) of the Company Guide, it could appeal Staff’s determination no later than September 15, 2006 by requesting an oral or written hearing before a Listing Qualifications Panel (the “Panel”).

(b)

The Company did not appeal the Exchange’s determination.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Carl Chase, Chairman of the Board of Directors of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC